Exhibit 10.26

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) sets forth the agreement reached concerning the separation from employment of CATHY PRYOR (herein referred to as “Employee” or similar words, as the context requires) with HIBBETT SPORTING GOODS, INC. (herein referred to as the “Company”).
WHEREAS, Employee’s employment with the Company will be terminated.
WHEREAS, the parties entered into a Retention Agreement, dated April 25, 2019, attached hereto as Exhibit A.
WHEREAS, the parties wish to memorialize certain agreements made between them regarding Employee’s employment and separation from employment with the Company.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and the Retention Agreement, the parties agree as follows:
1.Termination. On March 11, 2020, Employee was advised that her employment with the Company will be terminated immediately. In lieu of immediate separation, which would have resulted in forfeiture of certain unvested equity and unearned bonus, Employee requested that her employment with the Company terminate on April 1, 2020 (the “Separation Date”).

2.Effective Date. The “Effective Date” of this Agreement is the date that the Agreement is signed by both parties, except regarding the waiver of Age Discrimination in Employment Act (“ADEA”) claims, which such waiver shall be effective on the eighth (8) day following Employee’s execution of this Agreement, provided that Employee does not revoke acceptance of this Agreement within the seven (7) day revocation period as set forth in paragraph 5 herein.

3.Consideration. The parties to this Agreement wish to document the amicable termination of the employment relationship and to fully and finally resolve any and all disputes between themselves, including, but not limited to, any differences arising out of Employee’s employment with and separation from employment with the Company. In consideration for the promises and covenants herein, and more specifically, in consideration for the general release set forth in paragraph 4 below, the Company agrees, subject to the signing of this Agreement by Employee, and if the Employee does not revoke this Agreement subsequent to signing it pursuant to paragraph 5 herein, to the following:

a. Employee’s employment will terminate, effective April 1, 2020.

b. Employee will receive one year of her Base Salary for a total of $405,000.00, less applicable withholdings (“Severance Payment”). This Severance Payment will be made in a single payment within ten (10) business days of the Effective Date of this Agreement, less applicable withholdings.

c. Employee will receive a total of 4,857 outstanding equity-based awards granted to her on or about May 6, 2019, pursuant to that certain Special 2019 Restricted Stock Unit Award Agreement under the Hibbett Sporting Goods, Inc. 2015 Equity Incentive Plan. This equity grant will be made within 45 days of the Effective Date of this Agreement, less units withheld for applicable tax withholding.

d. Employee will receive a total of 8,919 performance- and service-based stock units at the price on the effective vesting dates. These equity grants will be made within 45 days of the Effective Date of this Agreement, less units withheld for applicable tax withholding.

e.  Employee will receive her applicable fiscal year 2020 bonus payout. This payment will be made within 45 days of the Effective Date of this Agreement, less applicable withholdings.

f. Employee agrees and acknowledges that she will not receive any of the consideration set forth in this paragraph 3 if she revokes acceptance of this Agreement within the seven (7) day revocation period as set forth in paragraph 5 herein.

Employee will be entitled to receive 401K and other deferred compensation balances in accordance with applicable law, the terms of the relevant plans and any elections made as a participant. The Company will issue the appropriate tax forms for the payments outlined above. Employee will be solely responsible for paying any amounts due to any governmental taxing authority as a result of the payments outlined above, and Employee agrees to indemnify Company in the event that any governmental taxing authority asserts against Company any claim for unpaid taxes, penalties, and interest.

4. Release of Claims. Employee agrees to release any and all claims, debts, demands, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages or expenses, in law or in equity, that Employee has or may have against the Company arising out of Employee’s employment with the Company. Employee agrees that this release includes not only the Company, but also the Company’s successors, assigns, present and former parent companies, subsidiaries, and affiliates, and their present and former agents, representatives, officers, managers, directors, partners, trustees, shareholders, insurers, attorneys, and employees (the “Released Parties”) and that this release includes all claims that Employee may have against the Released Parties occurring up through the date Employee signs this Agreement. Employee understands and agrees that this release is intended to waive all claims of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law or otherwise. This release includes any and all causes of actions or claims Employee has had, now has, or may have up to the date of this Agreement including, without limitation, those arising pursuant to the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990, as amended; the National Labor Relations Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Notification Act of 1988; 42 U.S.C. § 1981; the Sarbanes-Oxley Act of 2002; the Alabama Age Discrimination in Employment Act and any claims for discrimination, harassment, wrongful termination, retaliation, breach of contract, claims of unpaid wages or any other form of compensation, unpaid overtime or unpaid benefits under any federal, state or local laws or regulations, whether such claims arose, directly or indirectly, out of Employee’s employment with the Company.

        No claim of any sort is exempt from the above release, except claims that the law does not allow Employee to waive by signing this Agreement. This release forever bars all actions, claims, proceedings, and suits which arose or might arise in the future from any occurrences arising prior to the date of this Agreement and authorizes any court, administrative agency or tribunal to dismiss any claim, action, proceeding, or suit filed by the Employee with prejudice. For the purpose of implementing a full and complete release, Employee expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that Employee did not know or suspect to exist in Employee’s favor at the time of the date of Employee’s execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon with which they might be based, would have materially affected Employee’s decision to enter into this Agreement; and that the consideration provided under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

This release is not to be construed as interfering with Employee’s right to testify, assist or participate in an administrative hearing or proceeding with any governmental agency (or file a charge or complaint with any governmental agency), but Employee understands that by signing this Agreement, Employee otherwise agrees to waive any right to recover damages and any other benefits or remedies through any governmental charge, complaint, investigation or action, including, but not limited to, back pay, front pay, benefits, damages, punitive damages, attorney fees, reinstatement or any other type of equitable or legal relief, as a result of any such charge, lawsuit or claim.

5. Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f). Employee is advised to consult with an attorney before executing this Agreement.

a.Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understand the terms of this Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether to enter into this Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

b.Revocation/Effective Date. Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by Office of General Counsel, Hibbett Sporting Goods, Inc., 2700 Milan Court, Birmingham, AL 35211 by 5:00 p.m. Central Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day. For the avoidance of doubt, Employee’s revocation of this Agreement within the seven (7) day revocation period shall render this Agreement null and void in its entirety.

c.Release of ADEA Claims; Preserved Rights. Employee acknowledges that she is specifically waiving any claims under the ADEA. This Agreement does not waive or release any rights or claims that Employee may have under the ADEA that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.

6. Restrictive Covenants. Employee acknowledges that any and all prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement, including any initial employment offer letter and any subsequent revisions thereof, are superseded by this Agreement, which fully and completely expresses the entire Agreement and understanding of the parties to this Agreement with respect to the subject matter hereof. Except as stated above, Employee will not be entitled to any other compensation, payments, or benefits from Released Parties under this Agreement or under any other contract, agreement, arrangement or plan, including, but not limited to, any severance plan. Employee hereby waives and forfeits any other rights or claims she may have to other remuneration or benefits including to any unvested options, unvested restricted share units or other notes, instruments or obligations. This Agreement may not be orally amended, modified or changed and may be amended, modified or changed only by written instrument or instruments executed by duly authorized officers or other representatives of the parties to this Agreement. Notwithstanding the above, any post-employment covenants and agreements, including, but not limited to, Employee’s Nondisclosure-Noncompetition Agreement and Employee Confidential Information Agreement, shall survive the termination of Employee’s employment as provided therein.

7. Confidential Information. Employee acknowledges that during Employee’s employment, Employee has learned Confidential Information relating to the business conducted and to be conducted by the Company. Employee agrees that Employee will not disclose or use or authorize any third party to disclose or use any such Confidential Information, without prior written approval of the Company. As used in this Agreement, “Confidential Information” means all information belonging to the Company or provided to the Company by a customer that is not known generally to the public or the Company’s competitors. Confidential Information includes, but is not limited to: (i) information about costs, profits, markets, operating methods, plans for future developments, trade secrets, software code, information about goods, products or services under development, research, development or business plans, procedures, pricing or other financial information, confidential reports, handbooks, customer lists and contact information, information about orders from and transactions with customers, sales, marketing and acquisition strategies and plans, operations books, educational materials, customer communications, customer contracts, training materials, personnel information, business records, or any other materials or technical methods/processes developed, owned or controlled by the Company or any of its subsidiaries or affiliates; (ii) information and materials provided by a customer or acquired from a customer; and (iii) information which is marked or otherwise designated or treated as confidential or proprietary by the Company or any of its subsidiaries or affiliates, provided that a document or other material need not be labeled “Confidential” to constitute Confidential Information. All information disclosed to Employee, or to which Employee had access during the period of Employee’s employment, for which there is any reasonable basis to be believed is, or which appears to be treated by the Company as Confidential Information, shall be presumed to be Confidential Information hereunder. Confidential Information shall not, however, include any general know-how or skills that Employee possesses whether obtained through Employee’s employment at the Company or elsewhere. Confidential Information also does not include information that (i) is publicly known or becomes publicly known through no fault of Employee, or (ii) is generally or readily obtainable by the public. Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
        Employee understands that Employee is prohibited from sending/downloading Confidential Information to Employee’s personal email account(s), personal computer(s), personal mobile device(s), and/or external and removable thumb drives. If any Confidential Information has been sent/downloaded to any of the aforementioned accounts/devices, Employee agrees to immediately disclose such actions to Office of General Counsel, Hibbett Sporting Goods, Inc., 2700 Milan Court, Birmingham, AL 35211, and to use good faith and commercially reasonable efforts to permanently delete from any of the aforementioned accounts/devices all such Confidential Information. By signing this Agreement, Employee represents and warrants that Employee has not disclosed any Confidential Information to a third party or sent/downloaded any Confidential Information to Employee’s personal email account(s), personal computer(s), personal mobile device(s), and/or external and removable thumb drives.
8. No Recognition of Wrongdoing. Nothing in this Agreement is to be considered an admission of liability by Company. The signing of this Agreement and payment of the consideration described in it do not represent any admission of wrongdoing or violation of any statute, agreement or common law by Company. Employee represents that, as of the date

Employee signs this Agreement, Employee has fully disclosed to the Company or is not aware of and has not engaged in any activity that would constitute wrongful conduct, including, but not limited to, fraud, misrepresentation, violation of any federal, state or local law or regulation, or any conduct contrary to existing policies of Company. Employee further represents that Employee has complied with any existing obligations up through the date of Employee’s signing this Agreement.
9. Confidentiality of Agreement. The parties agree that the terms and conditions of this Agreement are intended to remain strictly confidential between Employee and the Company. The parties further agree that neither will disclose the terms of this Agreement to any other person, excluding attorney(s), accountant(s), and lender(s), and their spouses, if any, to the extent needed for legal advice, income tax reporting purposes, or other financial purposes, or as otherwise required by law. However, nothing in this Agreement shall be construed to prohibit Employee from reporting alleged improper or unlawful conduct to, or participating in any investigation or proceeding conducted by, any federal or state government agency or self-regulatory organization.

10. Non-Disparagement. Except as may be prohibited by the National Labor Relations Act, Employee agrees to never issue, circulate, publish, or utter any disparaging statements, remarks, or rumors about the Released Parties and the reasons for Employee’s separation from Employee’s employment. Nothing herein shall prohibit any individual, including Employee, from giving truthful testimony as required by law.

11. Return of Materials. Employee represents that Employee has returned to the Company, and has not retained in any form or format, all Company documents and other Company property containing Confidential Information that Employee had in Employee’s possession at any time, including, without limitation, Company files, external hard drives, flash drives, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information and tangible property, any materials of any kind that contain or embody any proprietary or Confidential Information of the Company and all reproductions thereof in whole or in part. Employee also represents that, as of no later than Employee’s last day of employment with Company, Employee has returned all Company credit cards, entry cards, identification badges and keys that Employee had in Employee’s possession at any time. Employee also represents that Employee has used good faith, commercially reasonable efforts to permanently delete from any electronic media in Employee’s possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which Employee has access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images containing Confidential Information of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained. Employee recognizes and acknowledges all charges to her company credit card remain her responsibility and, if those charges are not reimbursable business expenses, Employee must reimburse the Company for such charges. If Employee refuses to do so, the Company has the right to deduct these charges from Employee’s severance payments.

12. Covenant Not to Sue. Employee represents and warrants that neither Employee nor anyone on Employee’s behalf has filed any lawsuit, administrative charge or complaint, request for investigation, demand for arbitration, or other claim against the Released Parties with any local, state or federal agency or court, or any arbitrator, mediator or other dispute resolution provider or service, arising out of or relating in any way to Employee’s employment with the Company or the termination of Employee’s employment with the Company (hereinafter “Claim”). In the event that any such Claim is ever filed against the Released Parties, Employee hereby waives any right to any monetary damages, benefits, award, costs, attorney fees, injunctive relief, penalties or other relief arising from the Claim and hereby assigns same to the Company to the extent permitted by law.
        Employee agrees not to file any Claim or complaint in any state or federal court against the Released Parties asserting any claim or liability for which Employee has released the Released Parties in this Agreement, and Employee agrees not to authorize anyone to file such a complaint on Employee’s behalf. Further, Employee represents and warrants that Employee has fully disclosed to the Company or is unaware of, and has no factual information that would support any such administrative charge, hearing or proceeding, on Employee’s behalf, or any other employee’s behalf that has not been disclosed to the Company in writing. Employee acknowledges that the consideration provided by this Agreement represents complete satisfaction of any monetary and non-monetary claims that Employee has or might have against the Released Parties and that the consideration hereunder is in lieu of any other remuneration, payment or award to which Employee might otherwise be entitled.
13. Remedies for Breach. If the Company, in its sole discretion, determines that Employee has violated, breached, or is about to breach any provision of this Agreement, the Company may immediately cease any payments pursuant to this Agreement, and Employee shall be required to reimburse the Company for all amounts paid to Employee under this Agreement, less one-hundred dollars which would serve as the agreed upon consideration for the ongoing Release of Claims.

Further, in addition to all remedies available to the Released Parties for breach of contract, the Released Parties shall be entitled to recover all reasonable attorney fees, court costs, expert witness fees, and other expenses incurred by Released Parties as a result of Employee’s breach of this Agreement, including, without limitation, all such fees, costs, and expenses incurred by Released Parties (a) in defense of a Claim heretofore filed by Employee in breach of Employee’s representation and warranty above that no such Claim has been filed, (b) in defense of any complaint filed by Employee or on Employee’s behalf in any state or federal court, and (c) in the prosecution of any action against Employee for breach of this Agreement. The Company’s determination shall not be subject to de novo review in a court of law or any other forum, but instead shall only be reviewed on an arbitrary and capricious standard. Nothing in this paragraph 13 shall be construed as prohibiting the Company from pursuing any remedies available to it for breach of the Agreement, including injunctive relief as set forth in paragraph 14. By Employee’s signature below, Employee represents that as of the date that Employee executes this Agreement, Employee has not breached any obligations or covenants contained in this Agreement.

14. Injunctive Relief. It is agreed that if the Employee violates the terms of this Agreement, irreparable harm will occur and money damages will be insufficient to compensate the Company. Therefore, the Company will be entitled to seek injunctive relief (including, without limitation, temporary and permanent injunctions and a decree for specific performance) without posting bond, to enforce the terms of this Agreement and the provisions contained herein. Employee further agrees that any request for such injunctive relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

15 Cooperation. Employee agrees that Employee shall, at the request of Company, render all assistance and perform all lawful acts that Company considers necessary or advisable in connection with any investigation, litigation, or claims involving Company or any of the other Released Parties. Nothing in this paragraph is intended to coerce or suborn perjury.

16. Controlling Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Alabama, without reference to principles of conflict of laws which would require application of the law of another jurisdiction.

17. Representation. Employee agrees that no promise or inducement has been offered except as set forth in this Agreement, and that Employee is signing this Agreement without reliance upon any statement or representation by the Company or any representative or agent of the Company except as set forth in this Agreement. Employee acknowledges and agrees that Employee has entered into this Agreement freely and voluntarily.

18. No Entitlement Otherwise. Employee further acknowledges and agrees that Employee would not be entitled to receive the compensation and other consideration referenced herein if Employee did not make the promises that Employee is making in this Agreement.
19. Severability. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable, or ineffective, those provisions, terms and clauses shall be deemed severable, and all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

20. Arbitration. Employee agrees that, with the exception of any claim by the Company seeking injunctive relief hereunder, any claims or disputes concerning or covered by this Agreement or resulting from Employee’s employment or the termination of Employee’s employment must be submitted to binding arbitration and that this arbitration will be the only remedy for resolution of any such claim or dispute, as set forth in the Mutual Arbitration Agreement (herein referred to as the “Arbitration Agreement”), by and among the Company and Employee, and incorporated herein by reference, and that the terms and conditions of the Arbitration Agreement survive the termination of Employee’s employment as provided therein.
As Employee has agreed to arbitrate, if Employee files or causes to be filed a claim that is subject to arbitration under the Arbitration Agreement in a court or other body (“Court Claim”), the Company will notify Employee or Employee’s attorney (if an attorney has entered an appearance) of the existence of the Arbitration Agreement and request that the Court Claim be dismissed or stayed. If Employee does not move to dismiss or stay the Court Claim within ten (10) calendar days of service of the notice, and Company successfully moves to dismiss or stay the Court Claim and refer it to arbitration, Company may submit a request for payment of attorney’s fees and costs to the arbitrator, who shall award to the Company and against Employee Company’s reasonable costs and attorney’s fees incurred because of the filing of the Court Claim.

Dated: March 12, 2020	/s/ Cathy Pryor

Dated: March 12, 2020	HIBBETT SPORTING GOODS, INC.
By: /s/ David Benck Its: General Counsel

End of Exhibit 10.26